UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 10, 2006

Vail Resorts, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9614	51-0291762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

137 Benchmark Road Avon, Colorado		81620
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(970) 845-2500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act
[ ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2006, Vail Resorts, Inc. (the "Company") announced a plan to relocate its corporate headquarters. Effective April 10, 2006, the Company's Board of Directors approved the relocation plan, which was communicated to those employees whose positions are being relocated. The Company will provide certain benefits to its executives and other employees related to the relocation of the corporate headquarters, which may include reimbursement of reasonable expenses associated with the sale and purchase of the employees' primary residence, reimbursement for moving and storage services of household goods, a lump-sum relocation allowance for miscellaneous expenses and an amount to address the employees' tax liability associated with the plan components. These benefits will be available to the employee for a period of six months after the corporate headquarters' move or January 31, 2007. Jeffrey W. Jones, Senior Executive Vice President and Chief Financial Officer, and Martha D. Rehm, Executive Vice President, General Counsel and Secretary, are covered by the Relocation and Separation Policy for Executives, a copy of which is filed as an exhibit to this filing. Mr. Jones and Ms. Rehm were both included in the Company's 2005 proxy as named executive officers, and the Employment Agreements of Mr. Jones and Ms. Rehm with the Company have previously been filed as exhibits to the Company's public filings.

The foregoing description of the Relocation and Separation Policy for Executives is qualified in its entirety by reference to the agreement attached as Exhibit 10.1 to this current report.

Item 2.05. Costs Associated with Exit or Disposal Activities.

The relocation (which also includes the consolidation of certain other operations of the Company) process as discussed above, is expected to be completed by the end of the second quarter of fiscal year 2007. The Company expects that its headquarters relocation and consolidation of offices will result in lower occupancy rates, provide greater administrative efficiencies, enhance recruiting opportunities and allow more centralized access to all of the Company's properties.

The Company currently expects that the total charges associated with the relocation that will result in future cash expenditures will be approximately $3.6 million to $4.5 million (which includes charges for severance and retention of $900,000 to $1.5 million and charges for relocation, contract terminations and other of $2.1 million to $3.6 million). In addition, the Company anticipates it will record non-cash charges for accelerated depreciation on the early retirement of certain assets of approximately $900,000. The above amounts do not reflect any of the anticipated benefits expected to be realized from the relocation and consolidation of offices. The Company will record the above related items, except for accelerated depreciation charges, as a separate line item included in income from operations.

As previously announced, the Company will record $2.7 million of separation related expenses in the third quarter of fiscal year 2006 in conjunction with the resignation of Adam Aron, the Company's former Chairman and Chief Executive Officer. The above estimates for the cost of relocation and consolidation of offices do not reflect the separation related expenses of Mr. Aron.

Item 9.01. Financial Statements and Exhibits.

Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Vail Resorts, Inc. Relocation and Separation Policy for Executives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2006		Vail Resorts, Inc.
	By:	/s/ Jeffrey W. Jones .
Jeffrey W. Jones
Senior Executive Vice President and Chief Financial Officer